Exhibit 99.1

Macon, GA, February 1, 2007  — Macon-based Atlantic Southern Financial Group, Inc. (OTC Bulletin Board: ASFN) announced today the completion of its acquisition of First Community Bank of Georgia.  First Community Bank merged into Atlantic Southern Bank.  The acquisition of First Community Bank adds three locations to Atlantic Southern’s Central Georgia region.  Atlantic Southern now has 13 banking offices in Bibb, Houston, Crawford, Peach, Chatham, Effingham, McIntosh and Glynn Counties.

Atlantic Southern has total assets of approximately $750 million, and expects the transaction to be accretive to earnings per share in 2007.

Under the terms of the merger agreement, First Community Bank shareholders will receive .742555 share of Atlantic Southern common stock for each share of First Community Bank common stock. Each FCB shareholder is entitled to receive approximately 100% of their merger consideration in the form of Atlantic Southern common stock.

Mark Stevens, President and CEO of Atlantic Southern Financial Group, says “We are delighted to welcome the First Community employees into our organization.  We are excited about adding three banking centers to better serve our Central Georgia customer base”.

About Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank

With headquarters in Macon, Georgia, Atlantic Southern Financial Group, Inc. operates seven banking locations in the middle Georgia markets of Macon and Warner Robins and six locations in the coastal Georgia markets of Savannah, Darien, Brunswick and St. Simons Island, Georgia.  The company specializes in commercial real estate and small business lending.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment.  These statements are provided to assist in the understanding of a future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.  Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” in Atlantic Southern Financial Group, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.

For additional information, contact Mark Stevens, President and CEO, or Carol Soto, Executive Vice President and CFO, at
(478) 757-8181.